EXHIBIT 10i

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

     THIS AGREEMENT is entered into as of this 31st day of May, 2001, by and between ABRAMS INDUSTRIES, INC., a Georgia corporation (hereinafter the “Corporation”), ALAN R. ABRAMS (hereinafter the “Employee”), and ALAN R. ABRAMS, as owner of the Policy (hereinafter, with any subsequent assignee or owner of the Policy, the “Owner”).

     WHEREAS, the Employee is an employee of the Corporation; and

     WHEREAS, the Corporation wishes to assist the Employee in his efforts to obtain funds which will be used to purchase one or more life insurance policies.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties agree as follows:

     1.      Policy. The life insurance policy on the life of ALAN R. ABRAMS (hereinafter referred to as the “Insured”) with which the Agreement deals is listed in Exhibit “A” attached hereto (the life insurance policy, along with any supplementary contracts issued in connection therewith, are collectively referred to as the “Policy,” and the issuer of the Policy is collectively referred to as the “Insurer”).

     2.      Premiums. Each premium on the Policy shall be paid by the Corporation, on behalf of the Corporation and the Owner, as it becomes due. The Corporation shall annually furnish the Employee with a statement of the amount of income reportable by the Employee for Federal and state income tax purposes as a result of the insurance protection provided to the Employee (the “Economic Benefit”). The “Economic Benefit” shall be equal to the lesser of (i) the P.S. 58 cost, and (ii) the Insurer’s current published premium for annually renewable term insurance for standard risks, plus such “other benefits” relating to the Policy provided to the Employee, all determined in accordance with the guidelines set out in Rev. Rul. 64-328, 1964-2 C.B. 11, and Rev. Rul. 66-110, 1966-1 C.B. 12. For purposes of this Agreement, the Employee shall be deemed to have paid to the Insurer the portion of each premium equal to the Economic Benefit.

     3.      Application of Dividends. Any annual dividends attributable to the Policy shall be utilized in such manner as the Corporation and the Owner shall from time to time agree. Without limitation, the dividends may be (i) paid out; (ii) used, in whole or in part, to reduce premiums on the Policy, to purchase paid-up additional life insurance or to purchase one-year term insurance; or (iii) accumulated until the parties direct how the dividends shall be applied or paid out.

     4.      Security Interest and Collateral Assignment. To secure the repayment to the Corporation of the amount of the Corporation’s Current Policy Interest, as defined herein, the Owner has executed a collateral assignment of the Policy to the Corporation (hereinafter the “Collateral Assignment”).

     5.      Death Benefit. In the event the Policy becomes a claim by reason of the death of the Insured, the Corporation shall have an interest in the proceeds of the Policy equal to the

“Corporation’s Current Policy Interest,” as defined herein. The balance, if any, of the proceeds of the Policy in excess of the Corporation’s Current Policy Interest shall be paid directly by the Insurer to the designated beneficiary under the Policy. In no event shall the amount payable to the Corporation hereunder exceed the proceeds payable due to the death of the Insured, and no amount shall be paid from such death benefit to the designated beneficiary until the full amount due the Corporation hereunder has been paid. Notwithstanding anything in this paragraph 5 to the contrary, if, for any reason whatsoever, no death benefit is payable under the Policy upon the death of the Insured and, in lieu thereof, the Insurer refunds all or any part of the premiums paid under the Policy, the Corporation and the Owner shall have the unqualified right to share such refund based on their respective cumulative contributions (deemed or actual) thereto.

     6.      Corporation’s Interest.

     (a)  In the event the Policy becomes a claim by reason of the death of the Insured, the “Corporation’s Current Policy Interest” shall be equal to the greater of:

(i) the cumulative premiums paid by the Corporation under the Policy, reduced by (aa) the amount of any policy dividends, or interest thereon, paid in cash to the Corporation, if any; and (bb) any Policy loans, including accrued interest, to the Corporation, if any; provided, however, the foregoing amount shall not include premiums for any extra benefit riders or agreement other than those providing additional life insurance coverage on the Insured and shall not include premiums waived pursuant to the terms of any disability waiver of premiums rider; or

(ii) total amounts payable on the Policy by reason of the death of the Insured minus One Million Dollars ($1,000,000.00).

     (b)  In the event the Policy becomes a claim by reason of termination of this Agreement, as provided in paragraph 7 hereof, the Corporation’s Current Policy Interest shall be equal to the greater of:

(i) the cumulative premiums paid by the Corporation under the Policy, reduced by (aa) the amount of any policy dividends, or interest thereon, paid in cash to the Corporation, if any; and (bb) any Policy loans, including accrued interest, to the Corporation, if any; provided, however, the foregoing amount shall not include premiums for any extra benefit riders or agreement other than those providing additional life insurance coverage on the Insured and shall not include premiums waived pursuant to the terms of any disability waiver of premiums rider; or

(ii) cash surrender value (the cash value of the Policy, as determined under the terms of the Policy, less any Policy loans, if any) of the Policy at the time of termination of this Agreement, as provided in paragraph 7 below, minus One Million Dollars ($1,000,000.00).

     7.      Termination. This Agreement shall be terminated, subject to the provisions in paragraphs 8 and 9 below, when, prior to the death of the Insured, any of the following events occurs:

     (a)  Written agreement of the Employee and the Corporation, with a copy delivered to the Owner;

     (b)  Cessation of the Corporation’s business;

     (c)  Bankruptcy, receivership or dissolution of the Corporation; or

     (d)  The Owner’s repayment of the Corporation’s Current Policy Interest and the Corporation’s release of its rights under the Collateral Assignment on the Policy.

     8.      Repayment upon Termination. In the event of termination of this Agreement as provided in paragraph 7 above, the Owner shall have the option for sixty (60) days after the termination to repay the Corporation an amount equal to the Corporation’s Current Policy Interest and obtain the release and termination of the Collateral Assignment on the Policy to the Corporation. Upon receipt of such amount, the Corporation shall release the Collateral Assignment on the Policy, by the execution and delivery of an appropriate instrument of release.

     9.      Transfer upon Termination. If the Owner fails to exercise such option to repay the Corporation’s Current Policy Interest to the Corporation within sixty (60) days of the date of the termination of this Agreement pursuant to the provisions of paragraph 8 above, the Corporation has the following options:

     (a)  The Corporation may choose to have ownership of the Policy transferred to the Corporation. The Owner shall execute any and all instruments that may be required to vest ownership of the Policy in the Corporation. Thereafter, the Owner shall have no further interest in the Policy; or

     (b)  The Corporation may enforce its right to be paid the Corporation’s Current Policy Interest from the cash surrender value of the Policy under the Collateral Assignment of the Policy; provided that in the event the cash surrender value of the Policy exceeds the Corporation’s Current Policy Interest, such excess shall be paid to the Owner. The Owner shall execute any and all instruments that may be required to surrender the Policy for its cash value.

     10.      Plan Management.

     (a)  Management. For the purposes of the Employee Retirement Income Security Act of 1974, as amended, the Corporation will be the “Named Fiduciary” and Plan Administrator of the split-dollar life insurance plan (the “Plan”) for which this Agreement is hereby designated the written plan instrument. The Corporation’s Board of Directors may authorize a person or group of persons to fulfill the responsibilities of the Corporation as Plan Administrator.

     (b)  Agents. The Named Fiduciary or the Plan Administrator may employ others to render advice with regard to its responsibilities under this Plan.

     (c)  Fiduciary Duties. The Named Fiduciary may also allocate fiduciary responsibilities to others and may exercise any other powers necessary for the discharge of its duties to the extent not in conflict with the Employee Retirement Income Security Act of 1974, as amended.

     11.      Claims Procedure.

     (a)  Filing Claims. The Insured, beneficiary or other individual (hereinafter “Claimant”) entitled to benefits under the Plan or under the Policy shall file a claim request with the Plan Administrator with respect to benefits under the Plan and with the Insurer, with respect to benefits under the Policy. The Plan Administrator shall, upon written request of Claimant, make available copies of any claim forms or instructions provided by the Insurer or advise the Claimant where such forms or instructions may be obtained.

     (b)  Notification to Claimant. If a claim request is wholly or partially denied, the Plan Administrator will furnish to the Claimant a notice of the decision within ninety (90) days in writing and in a manner calculated to be understood by the Claimant, which notice will contain the following information:

(1) The specific reason or reasons for the denial;

(2) Specific reference to pertinent Plan provisions upon which the denial is based;

(3) A description of any additional material or information necessary for the Claimant to perfect the Claim and an explanation of why such material or information is necessary; and

(4) An explanation of the Plan’s claims review procedure describing the steps to be taken by a Claimant who wishes to submit his or her claim for review.

     In the case of benefits which are provided under the Policy, the initial decision on the claims shall be made by the Insurer.

     (c)  Review Procedure. If a claim request is wholly or partially denied, a Claimant or his or her authorized representative may with respect to any denied claim:

(1) Request a review upon written application filed within sixty (60) days after receipt by the Claimant of written notice of the denial of his or her claim;

(2) Review pertinent documents; and

(3) Submit issues and comments in writing.

     Any request or submission shall be in writing and shall be directed to the Named Fiduciary (or its designee). The Named Fiduciary (or its designee) shall have the sole responsibility for the review of any denied claim and shall take all steps appropriate in the light of its findings.

     (d)  Decision on Review. The Named Fiduciary (or its designee) will render a decision upon review of a denied claim within sixty (60) days after receipt of a request for review. If special circumstances (such as the need to hold a hearing or any matter pertaining to the denied claim) warrant additional time, the decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. Written notice of any such extension shall be furnished to the Claimant prior to the commencement of the extension. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based. If the decision on review is not furnished to the Claimant within the time limits prescribed above, the claim shall be deemed denied on review.

     12.      Binding Effect. This Agreement shall bind the Corporation and its successors and assigns, the Employee and his heirs, executors, administrators and assigns, the Owner and its successors and assigns and any other Policy beneficiary.

     13.      Governing Law. This Agreement shall be construed in accordance with the laws of the State of Georgia.

     14.      Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. This Agreement may only be altered or amended by a written instrument signed by the parties hereto.

     15.      Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same contract, which shall be sufficiently evidenced by any such original counterparts.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have signed and sealed this Agreement as of the date and year first above written.

Corporation:

ABRAMS INDUSTRIES, INC.

/s/ Diane Silverhawk	By:	/s/ James A. Abrams

Witness		Co-Chairman & Vice President

/s/ Carolyn Purvis	Attest:	/s/ Melinda S. Garrett

Witness		Secretary

Employee:

/s/ Diane Silverhawk	/s/ Alan R. Abrams (SEAL)

Witness	ALAN R. ABRAMS

/s/ R. A. Paternostro

Witness

Owner:

/s/ Diane Silverhawk	/s/ Alan R. Abrams (SEAL)

Witness	ALAN R. ABRAMS

/s/ R. A. Paternostro

Witness

EXHIBIT “A”

POLICIES ISSUED IN CONNECTION WITH
SPLIT DOLLAR INSURANCE AGREEMENT

Insured	Insurer	Policy Number

Alan R. Abrams	Pruco Life Insurance Company A Subsidiary of the Prudential Insurance Company of America	V1 002 363